Comparison of change in value of $10,000 investment in Dreyfus Premier European Equity Fund Class A shares,
Class B shares, Class C shares and Class R shares and the Financial Times Eurotop 300 Index
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EXHIBIT A:

             Dreyfus         Dreyfus         Dreyfus          Dreyfus
 PERIOD  Premier European Premier European Premier European Premier European Financial Times
           Equity Fund     Equity Fund     Equity Fund       Equity Fund      Eurotop 300
        (Class A shares) (Class B shares) (Class C shares) (Class R shares)    Index

12/10/98      9,427          10,000          10,000           10,000           10,000
10/31/99     10,596          11,168          11,168           11,264           10,831
10/31/00     13,569          14,196          14,196           14,468           11,025
10/31/01     10,387          10,527          10,781           11,097            8,548
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*Source: Bloomberg L.P.